April 26, 2012
To whom it may concern:
Company Name:	Kirayaka Bank, Ltd.
Securities Code:	8520; TSE 2nd Section
Representative:	Manabu Awano, President and Director
Contact:	Koji Kawagoe, General Manager, Corporate Planning Division
Tel:	023-631-0001

Company Name:	The Sendai Bank, Ltd.
Representative:	Seiichi Mitsui, President and Director
Contact:	Takayuki Haga, Director and General Manager of Policy Planning Dept.
Tel:	022-225-8258

Notice Regarding Business Integration by means of Establishment of Joint Holding Company of Kirayaka Bank, Ltd. and The Sendai Bank, Ltd. (through Transfer of Shares)

Kirayaka Bank, Ltd. (hereinafter referred to as “Kirayaka Bank”) (President and Director: Manabu Awano) and The Sendai Bank, Ltd. (hereinafter referred to as “Sendai Bank”) (President and Director: Seiichi Mitsui) hereby announce that the banks adopted a resolution, at the respective Board of Directors meetings held today, to establish Jimoto Holdings, Inc., which will become a wholly owning parent company of the two banks (hereinafter referred to as the “Joint Holding Company”) effective October 1, 2012 (hereinafter referred to as “Effective Date”) through transfer of shares (hereinafter referred to as “Transfer of Shares”). The Transfer of Share is conditional upon approval at the stockholders’ general meetings of the respective banks and upon clearance being granted from relevant authorities. The bank’s resolutions are based on the “Basic Agreement Regarding the Commencement of Negotiations for Business Integration” concluded between the two banks on October 26, 2010, and agreements on the structure of the Joint Holding Company as well as on the conditions for the Transfer of Shares. The banks also announce that the two banks today concluded the “Agreement on Business Integration” and jointly prepared the “Share Transfer Plan.”
Kirayaka Bank and Sendai Bank plan to list shares of the Joint Holding Company, which will be newly established through the Transfer of Shares, on the Tokyo Stock Exchange. The shares of Kirayaka Bank will be delisted from the Tokyo Stock Exchange prior to the Effective Date as it turns into a wholly-owned subsidiary of the Joint Holding Company upon completion of the Transfer of Shares.

1.	Summary of Business Integration through Transfer of Shares

(1)	Objectives and Background of Business Integration
Kirayaka Bank and Sendai Bank originally announced via a press release “Basic Agreement Regarding the Commencement of Negotiations for Business Integration” issued on October 26, 2010 notifying of a Business Integration through establishment of a joint holding company to be set up in or around October 2011 and established a Business Integration Committee in preparation for the integration. After the Great East Japan Earthquake on March 11, 2011, however, as informed by a press release “Notice regarding Postponement of Business Integration” issued on April 11, 2011, the two banks determined that it would be imperative to give priority to supporting reconstruction of the regional economy, and that the schedule for Business Integration should be postponed. Thereafter, on May 18, the banks resumed deliberation and preparation by the Business Integration Committee, which, in addition to tie-up between the two banks for reconstruction assistance, worked on preparation for Business Integration. In the meantime, on September 30, 2011, Sendai Bank issued the Class I preferred shares to strengthen the Bank’s capitalization for building up the strong financial base required for full-scale reconstruction assistance, based on the Act on Special Measures for Strengthening Financial Functions.
The two banks have so far given priority to measures to assist reconstruction of earthquake-hit areas in which their home and main operational bases are located, and development of regional societies and enhancement of their financial bases to do so, at the cost of deferring the Business Integration, as such efforts were considered the responsibility of regional banks operating in the affected areas. However, in order to further bolster the banks’ ability to assist reconstruction, it was determined critical that the Business Integration be completed at an early stage and that total capabilities of the new financial group be fully exploited. As previously notified by a press release “Notice on Business Integration of Sendai Bank and Kirayaka Bank” issued on January 25, 2012, the two companies decided to resume the negotiations between the two parties with the target establishment date of their joint holing company set to October 1, 2012. The two banks today agreed on conclusion of the “Agreement on Consolidation of Management” and preparation of the “Share Transfer Plan.”
Through this Business Integration, the two banks will create a new financial group through a joint holding company with the regional brands of the two banks remaining intact, and will contribute to the economic activities of the region that are expanding beyond the boundary of the prefectures and improve customer services, through efficient management functions realized with economy of scale and synergy of business networks and expertise of employees of the two banks.

(2)	Form of Business Integration
It is planned that the new joint holding company, to be established through Transfer of Shares, will own 100% shares of both banks.

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2.	Policy after Business Integration

(1)	Policy for Group Management, etc.
Exchanges between Miyagi and Yamagata Prefectures are becoming more and more active, including in industrial and economic activities, daily life and culture, and crisis responses, thanks to development of express traffic network, and these two prefectures are expected to develop as a single economic zone expanding beyond the boundary of the prefectures in the future.
As a new financial group covering the two prefectures, the group will create and provide various financial services, as a “bridge” between the two prefectures in terms of human resources, information, and industries, by joint development of products and improvement in services and by strategic allocation of management resources. Through these activities, the group will contribute to reconstruction of the areas after the earthquake and revitalization of economy.

Group Management Philosophy

“A local bank supported and trusted by local customers through establishment of an innovative financial group that continues to evolve and grow”
Four strategies to revive and sustain Jimoto (a Japanese term which translates into local communities in English)
①	Jimoto restoration/reconstruction strategies
②	Jimoto economic revitalization strategies
③	Products and services improvement strategies
④	Management resources effective allocation strategies

(2)	Unification of Main Systems
Currently, Sendai Bank is in preparation for converting its main system to Stella Cube® provided by NTT DATA Corporation. Accordingly, Kirayaka Bank has already started studying also switching its main system to Stella Cube®.

3.	Summary of Share Transfers

(1)	Schedule of Share Transfers

Tuesday, October 26, 2010	Conclusion of “Basic Agreement Regarding the Commencement of Negotiations for Business Integration” (two banks)
Saturday, March 31, 2012	Record Date for Ordinary General Meeting of Shareholders and Class Meeting (two banks)
Thursday, April 26, 2012	Board of Directors Meeting for Approval of “Agreement on Consolidation of Management” and “Share Transfer Plan” (two banks)
Thursday, April 26, 2012	Conclusion of “Agreement on Consolidation of Management” and Preparation of “Share Transfer Plan” (two banks)
Tuesday, June 26, 2012 (Planned)	Ordinary General Meeting of Shareholders and Class Meeting for Approval of “Share Transfer Plan” (two banks)
Wednesday, September 26, 2012 (Planned)	Delisting from Tokyo Stock Exchange (Kirayaka Bank)
Monday, October 1, 2012 (Planned)	Registration of Establishment of Joint Holding Company (Effective Date)
Monday, October 1, 2012 (Planned)	Listing of Joint Holding Company

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The schedule may be subject to change upon consultation of the two banks, in consideration of progress of Transfer of Shares processes and other reasons.

(2)	Allotment of Shares with Regard to Share Transfer (Share Transfer Ratio)

Company Name	Kirayaka Bank	Sendai Bank
Share Transfer Ratio	1	6.5

(Note 1) Share Allotment Ratio

1.	One ordinary share of the Joint Holding Company will be allotted for one ordinary share of Kirayaka Bank.
2.	6.5 ordinary shares of the Joint Holding Company will be allotted for one ordinary share of Sendai Bank.
3.	One Class A preferred share of the Joint Holding Company will be allotted for one Class III preferred share of Kirayaka Bank.
4.	6.5 Class B preferred shares of the Joint Holding Company will be allotted for one Class I preferred share of Sendai Bank.

The share transfer ratio may be subject to change upon consultation of the two banks, in case there have arisen major changes in conditions that form the basis for the calculation.
In case, through the Transfer of Shares, there arises odd share that is less than one share of the ordinary share, Class A preferred share, or Class B preferred share to be issued by the Joint Holding Company to shareholders of the two banks, a cash amount equivalent to the odd share will be paid to the relevant shareholders pursuant to Article 234 of the Companies Act and other relevant laws and regulations.

 (Note 2) No. of New Shares to Be Issued by Joint Holding Company (Planned)

Ordinary Shares:	178,877,671
The numbers of new shares to be issued are based on the numbers of shares outstanding of Kirayaka Bank (129,714,282 shares) and of Sendai Bank (7,591,100 shares) as of March 31, 2012. However, as the two banks are planning to retire as many treasury shares as practicable prior to the Effective Date of Transfer of Shares, the numbers of treasury shares of Kirayaka Bank (16,521 shares) and of Sendai Bank (24,960 shares) owned by the respective banks as of March 31, 2012, are not included as the shares for which new shares of the Joint Holding Company will be allotted. Please note that the number of shares to be issued by the Joint Holding Company may be subject to change in cases where the number of treasury shares of the two banks as of March 31, 2012 should change prior to the Effective Date as a result of execution of the right to request the purchase of shares by shareholders of Kirayaka Bank or Sendai Bank and/or other events.

Class A Preferred Shares:	100,000,000

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The numbers of new shares to be issued are based on the numbers of the Class III preferred shares outstanding of Kirayaka Bank (100,000,000 shares) as of March 31, 2012.

Class B Preferred Shares:	130,000,000
The numbers of new shares to be issued are based on the numbers of the Class I preferred shares outstanding of Sendai Bank (20,000,000 shares) as of March 31, 2012.

 (Note 3) Share Unit of Joint Holding Company
  The Joint Holding Company will adopt a unit share system by setting the following numbers of shares as one unit, respectively:

Ordinary Shares:	100
Class A Preferred Shares:	100
Class B Preferred Shares:	100

 (Note 4) Demand for the sale of shares less than one unit
Shareholders of the two banks who will receive shares of the Joint Holding Company which are less than one unit (100 shares) as specified above (hereinafter referred to as “Shares Less Than One Unit”) may not trade their Shares Less Than One Unit on the Tokyo Stock Exchange or financial instruments exchanges. In accordance with Article 192, Paragraph I of Companies Act of Japan, holders of such Shares Less Than One Unit may demand the Joint Holding Company for the purchase of their Shares Less Than One Unit.

(3)	Ground for Calculation of Allotment Ratio in Share Transfer

i) Ordinary Shares
a) Basis for Calculation
In order to ensure fairness in calculating the share transfer ratio to be applied to the Transfer of Shares, Kirayaka Bank and Sendai Bank appointed Deloitte Touche Tohmatsu LLC (hereinafter referred to as “Tohmatsu”) and KPMG FAS Co., Ltd. (hereinafter referred to as “KPMG”), respectively, as the third-party calculation agents, commissioned them to respectively calculate the share transfer ratio applicable to the Transfer of Shares, and received the results of calculation of the share transfer ratio.

Tohmatsu, after analysis of various conditions for the Transfer of Shares, performed, for the ordinary shares of Kirayaka Bank that have market prices, analysis of historical market prices. In addition, for the two banks, Tohmatsu used the multipliers method, contribution analysis, equity discounted cash flow (DCF) method, and dividend discount model (DDM) to calculate the ratio. In the above analysis of historical market prices, Tohmatsu set the calculation base date to April 17, 2012 for Kirayaka Bank. In addition, in the consideration that share market prices during a given period may reflect extraordinary fluctuations of share prices, Tohmatsu conducted analysis based on average prices weighted by volume (Volume Weighted Average Price) for the periods of one month prior to the base date, the three months prior to the base date, and the announcement date to the base date in order to fully reflect impact from the date the resumption of Business Integration talks was announced (on January 25, 2012) that had been suspended after the earthquake.

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The results according to the valuation methods are as follows. The ranges of the share transfer ratio in the table below represent the number of ordinary shares of the Joint Holding Company to be allotted for one ordinary share of Sendai Bank, if one ordinary share of the Joint Holding Company is to be allotted for one ordinary share of Kirayaka Bank.
	Valuation Method	Calculated Range for Share Transfer Ratio
(1)	Historical Market Price Analysis/Multipliers Method	8.2	~	10.2
(2)	Multipliers Method	6.0	~	6.9
(3)	Equity DCF Method	5.8	~	7.0
(4)	DDM	5.9	~	7.1
(5)	Contribution Analysis	6.5	~	7.5
In calculating the share transfer ratio, Tohmatsu assumed and relied on the accuracy and completeness of information provided by the two banks as well as of information released to the public, as a general matter used the information as provided, and did not perform independent validation of the accuracy or completeness of the information nor independent evaluation, appraisal, or assessment of any of the assets or liabilities, including contingencies, of the two banks and their subsidiaries and affiliated companies. In addition, with respect to the financial forecast information of the two banks, including the earnings plan and other information, Tohmatsu assumed that such information was reasonably prepared and reflected the best judgment and decision of the management of the two banks. Tohmatsu has confirmed with the management teams of respective banks that there will be no significant changes in their financial forecast. The calculation of the share transfer ratio by Tohmatsu was based on the information made available to Tohmatsu as of April 17, 2012, and in case there are any changes to the information on which the calculation was based, the calculation results may also be impacted. The calculation results by Tohmatsu should not be construed as expression of opinions on the fairness of the share transfer ratio of the Transfer of Shares.

KPMG used the dividend discount model (DDM) and comparable peer company analysis for calculation of the value of the ordinary shares of the two banks. In addition, for Kirayaka Bank, KPMG also used the analysis of historical market prices per share of the ordinary shares of Kirayaka Bank, as they are listed on the second section of the Tokyo Stock Exchange and the market prices exist. For the analysis of historical market prices per share of the ordinary shares of Kirayaka Bank, KPMG used the average closing price and average closing price weighted by the transaction volume (volume-weighted average price) on the calculation base date (April 17, 2012), average closing prices and Volume Weighted Average Prices on the days one month, three months, and six months prior to the base date, and on all the trading days during the period commencing on the business day immediately following the announcement of the “Notice on Business Integration of Sendai Bank and Kirayaka Bank” on January 25, 2012 and ending on the base date in order to reflect impact on share prices following the announcement of the Transfer of Shares.

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The share transfer ratios calculated by KPMG according to the valuation methods are as follows. The ranges of the share transfer ratio in the table below represent the number of ordinary shares of the Joint Holding Company to be allotted for one ordinary share of Sendai Bank, if one ordinary share of the Joint Holding Company is to be allotted for one ordinary share of Kirayaka Bank.
	Valuation Method	Calculated Range for Share Transfer Ratio
(1)	DDM	6.05	~	7.31
(2)	Comparable Peer Company Analysis/Historical Market Price Analysis	4.47	~	4.59
(3)	Comparable Peer Company Analysis	5.86	~	6.56

In calculating the share transfer ratio, KPMG assumed and relied on the accuracy and completeness of information provided by the two banks, information made available to it during interview sessions, and information released to the public, and did not perform independent validation of the accuracy or completeness of such information. KPMG neither performed independent evaluation, appraisal, or assessment of any of the assets or liabilities, including off balance-sheet assets, liabilities and other contingencies, of the two banks and their subsidiaries and affiliated companies. In addition, with respect to the financial forecast information of the two banks referred to in such calculation, KPMG assumed that such information was reasonably prepared through mutual consultation and reflected the best judgment and decision of the management of the two banks based on the management enhancement plans. The calculation results by KPMG should not be construed as expression of opinions on the fairness of the share transfer ratio of the Transfer of Shares. In case there are any changes to the information on which the calculation was based, the calculation results may also be impacted.

b) Events Leading to Determination of Share Transfer Ratio
As described above, Kirayaka Bank and Sendai Bank commissioned Tohmatsu and KPMG, respectively, to calculate the share transfer ratio applicable to the Transfer of Shares as the third-party calculation agents. With reference to the calculation results, the two banks continued talks and negotiations in a prudent manner, and came to the conclusion that the share transfer ratio described above is appropriate in consideration of all factors including the results of due diligence processes performed mutually on the other party, financial conditions, conditions of assets, and financial prospects. The above share transfer ratio was approved and agreed at the respective Board of Directors meetings held today.

c) Relations with Calculation Agents
Tohmatsu and KPMG are not related parties of Kirayaka Bank or Sendai Bank, and have no material interest in the Transfer of Shares.

ii) Preferred Shares
With respect to the Class III preferred shares issued by Kirayaka Bank and Class I preferred shares issued by Sendai Bank (hereinafter collectively referred to as “Preferred Shares to be Allotted”), unlike

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ordinary shares, there do not exist any markets and hence market prices. Accordingly, the numbers of preferred shares of the Joint Holding Company to be issued and allotted were determined in consideration of the share transfer ratio of the ordinary shares. In doing so, the terms and conditions of the Preferred Shares to be Allotted will also be made identical for the preferred shares of the two banks by adjusting the terms and conditions on the respective prospectuses and allocation ratios. Accordingly, it is agreed that one Class A preferred share of the Joint Holding Company will be issued and allotted for one Class III preferred share of Kirayaka Bank, and 6.5 Class B preferred shares of the Joint Holding Company for one Class I preferred share of Sendai Bank.

(4)	Handling of Share Acquisition Rights and Bonds with Share Acquisition Right of Wholly-owned Subsidiaries

Neither Kirayaka Bank nor Sendai Bank has outstanding share acquisition rights or bonds with share acquisition right.

(5)	Handling of Treasury Shares of Wholly-owned Subsidiaries

Kirayaka Bank and Sendai Bank will cancel treasury shares that can practically be retired by the day immediately prior to the Effective Date of the Transfer of Shares.

(6)	Matters Pertaining to Application for Listing of Joint Holding Company

Kirayaka Bank and Sendai Bank plan to apply for new listing of the shares of the Joint Holding Company to be founded to the Tokyo Stock Exchange. The listing is currently scheduled on October 1, 2012, which will be determined in accordance with the regulations of the Tokyo Stock Exchange. At the same time, as both Kirayaka Bank and Sendai Bank will be wholly-owned subsidiaries of the Joint Holding Company through the Transfer of Shares, shares of Kirayaka Bank will be delisted from the Tokyo Stock Exchange on September 26, 2012 (with the last trading day of September 25, 2012) accompanying the listing of the Joint Holding Company. The date of delisting of Kirayaka Bank is determined by the regulations of the Tokyo Stock Exchange.

4.	Overview of Kirayaka Bank and Sendai Bank

(As of December 31, 2011)
(1)	Company Name	Kirayaka Bank, Ltd.	The Sendai Bank, Ltd.
(2)	Business Description	Ordinary Commercial Banking	Ordinary Commercial Banking
(3)	Date of Establishment	May 7, 2007	May 25, 1951
(4)	Location of Head Office	3-2-3 Hatagomachi, Yamagata-shi, Yamagata Prefecture	2-1-1 Ichibancho, Aoba-ku, Sendai-shi, Miyagi Prefecture
(5)	Representative	Manabu Awano, President and Director	Seiichi Mitsui, President and Director
(6)	Capital Stock	17,700 million yen	22,485 million yen
(7)	Shares Issued and Outstanding	Common Stock: 129,714,282 Class III Preferred Share: 100,000,000	Common Stock: 7,591,100 Class I Preferred Share: 20,000,000

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(8)	Deposits Outstanding (Non-consolidated) (Including CDs)	1,196,218 million yen		880,502 million yen
(9)	Loans Outstanding (Non-consolidated)	896,790 million yen		498,873 million yen
(10)	Fiscal Year End	March 31		March 31
(11)	Number of Employees (Consolidated)	1,042		764
		1) Common Stock Kirayaka Bank Employee Shareholding Plan	3.99%	1) Common Stock Mizuho Corporate Bank, Ltd.	4.99%
		Mizuho Corporate Bank, Ltd.	2.77%	Japan Trustee Services Bank, Ltd. (Trust Account 4)	4.75%
		Japan Trustee Services Bank, Ltd. (Trust Account 4)	2.36%	The 77 Bank, Ltd.	2.64%
	Principal Shareholders	Mitsui Sumitomo Insurance Co., Ltd.	2.31%	Sendai Bank Employee Shareholding Plan	2.38%
	(Name and Percentage of	Japan Trustee Services Bank, Ltd. (Trust Account)	2.28%	Shimizu Corporation	2.26%
(12)	Shares Outstanding)	Tokio Marine & Nichido Fire Insurance Co., Ltd.	1.17%	Tohoku Electric Power Co., Inc.	2.12%
	(As of September 30, 2011)	Akira Takahashi	0.83%	Miyagi Prefecture	1.80%
		The Taiko Bank, Ltd.	0.80%	Hitachi, Ltd.	1.78%
		Sompo Japan Insurance Inc.	0.78%	Kamei Corporation	1.58%
		Minami Nippon Bank, Ltd.	0.66%	Meiji Yasuda Life Insurance Company	1.38%
		2) Class III Preferred Share The Resolution and Collection Corporation	100.00%	2) Class I Preferred Share The Resolution and Collection Corporation	100.00%
(13)	Number of Offices (including Subbranches)	117		72
		Capital Ties between the Banks	No capital ties between the two banks.
		Personnel Ties between the Banks	No personnel ties between the two banks.
(14)	Relation between Kirayaka Bank and Sendai Bank	Transactional Ties between the Banks	Free ATM services for customers of the other banks. Coalition agreement in place for reconstruction after Great East Japan Earthquake.
		Whether the Banks are Related Parties	The banks are not related parties.
(15)	Summary of Financial Results for Recent 3 Years		(Unit: Million Yen)
		Kirayaka Bank, Ltd.			The Sendai Bank, Ltd.
Fiscal Year to:		Mar. 2009	Mar. 2010	Mar. 2011	Mar. 2009	Mar. 2010	Mar. 2011
Net Assets (Consolidated)		31,428	51,686	50,750	16,021	21,003	12,137
Total Assets (Consolidated)		1,141,280	1,176,498	1,211,466	764,378	796,058	795,908
Net Assets per Share (Yen)		185.49	241.80	234.66	2,116.40	2,774.91	1,603.77
Operating Income (Consolidated)		30,115	27,334	26,428	18,449	16,831	15,721
Net Operating Profit (Non-consolidated)		5,661	5,366	4,800	380	2,786	249
Core Net Operating Profit (Non-consolidated)		5,325	5,396	4,501	2,335	2,391	1,679
Ordinary Profit (Consolidated)		-4,155	1,997	2,112	537	1,777	-1,408
Net Income (Consolidated)		-4,726	2,298	1,314	130	1,085	-6,739
Net Income per Share (Yen)		-38.82	16.29	7.46	17.26	143.34	-890.52
Dividend per	Common Stock	1.00	2.00	3.00	25	50	0
Share (Yen)	Preferred Share	-	1.84	3.46	-	-	-
Capital Ratio (Consolidated, Japanese Standards)		8.73%	10.37%	9.35%	8.96%	8.56%	6.73%

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5.	Information on Joint Holding Company to Be Established through Transfer of Shares

(1)	Company Name	Jimoto Holdings, Inc.
(2)	Business Description	Management and operation of banks and other companies that the company may own under the Banking Act, and any business activities incidental or related thereto
(3)	Location of Head Office	2-1-1, Ichibancho, Aoba-ku, Sendai-shi, Miyagi Prefecture
(4)	Representatives, Directors, and Auditors (Planned)
Chairman and Representative Director   Seiichi Mitsui (Current President and Director of Sendai Bank)
President and Representative Director   Manabu Awano (Current President and Director of Kirayaka Bank)
Director   Yutaka Baba (Current Senior Managing Director of Sendai Bank)
Director   Kenichi Tokairin (Current Managing Director of Kirayaka Bank)
Director   Takashi Suzuki (Current Managing Director of Sendai Bank)
Director   Shoichiro Suto (Current Managing Director of Kirayaka Bank)
Director   Isao Misonou (Current Managing Director of Sendai Bank)
Director   Akira Sagawa (Current Managing Director of Kirayaka Bank)
Director   Tatsuhiko Tanaka (Current Managing Director of Sendai Bank)
Director   Takayuki Haga (Current Director of Sendai Bank)
Director   Yukiyoshi Sakamoto (Current Director of Kirayaka Bank)
Director (External)   Mitsuru Kumagai (Current Director of Sendai Bank)
Statutory Auditor   Shunichi Hasebe (Current Statutory of Sendai Bank)
Statutory Auditor (External)   Fujio Sasajima (Current Statutory of Kirayaka Bank)
Statutory Auditor (External)   Kunio Kanno (Current Statutory of Sendai Bank)
Statutory Auditor (External)   Yoshiaki Ito (Current Statutory of Kirayaka Bank)
 (Note 1) Director Mitsuru Kumagai is an external director stipulated in Article 2 Item 15 of Companies Act.
 (Note 2) Statutory auditors Fujio Sasajima, Kunio Kanno, and Yosiaki Ito are external statutory auditors stipulated in Article 2 Item 16 of the Companies Act.

(5)	Capital Stock	2,000 million yen
(6)	Capital Reserve	500 million yen
(7)	Net Assets (Consolidated)	Not determined at present
(8)	Total Assets (Consolidated)	Not determined at present
(9)	Date of Fiscal Year End	March 31
(10)	Listing	Tokyo Stock Exchange
(11)	Accounting Auditor	Ernst & Young ShinNihon LLC
(12)	Shareholder Registry Administrator	Mizuho Trust & Banking Co., Ltd.

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6.	Summary of Accounting Treatment for Share Transfers

The accounting treatment for the Transfer of Shares is being studied and reviewed with the Accounting Auditor, and will be publicized as soon as finalized.

7.	Impact of Share Transfer on Financial Results

The business forecast of the Joint Holding Company, etc., is being prepared, and will be publicized as soon as finalized.

8.	Others

The Transfer of Shares is subject to conditions that all the prerequisites for the Transfer of Shares are met, including approval by stockholders of Kirayaka Bank and Sendai Bank at respective general meetings of shareholders and approval by the relevant authorities stipulated in laws and regulations, and that no events occur that significantly affect execution of the Transfer of Shares.

Contacts:
	Kirayaka Bank. Ltd:	Tohsyun Sugiyama
Corporate Planning Division
Tel. 023-628-3989

	The Sendai Bank, Ltd.:	Tsuyoshi Ogata
Policy Planning Department
Tel. 022-225-8258

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Regarding Business Integration by means of Establishment of
Joint Holding Company of
Kirayaka Bank, Ltd. and The Sendai Bank, Ltd.
(through Transfer of Shares)
Kirayaka Bank, Ltd.
The Sendai Bank, Ltd.
April 26, 2012

Company Name and Logo of Joint Holding Company Jimoto
Holdings Ley Holdings About Company Name "Jimoto" is the
Japanese word for local communities, which will be named for the new financial group rooted in both bank's local
communities. We as a new financial group in "Jimoto" devote
to the regional customers and economy, and create the future of "Jimoto". About Company Logo Green Mountains, symbolizing
Tohoku region. The mountains root "heart" on local, and
Sendai (green) and Kirayaka (red) work together
hand-in-hand. Continuous marks call up an image which
continue to spread "mountains" and "hearts".

Backgrounds and Objectives of Business Integration
Jimoto Holdings

Backgrounds

Yamagata Prefecture and Miyagi Prefecture have their
respective prefectural capitals lying adjacent to each
other, a geographical characteristic rarely found elsewhere
in Japan. With the development of express transportation
systems, industrial, economic, living and cultural
activities have become more and more active beyond the
boundary of the both prefectures.

As regional banks in Yamagata and Miyagi respectively,
Kirayaka Bank and Sendai Bank have long strengthened a
business partnership, such as exchange of business
information, joint hosting of business matching events for
customers, and exemption of ATM fees for account withdrawals between the two banks.

One year has passed since the Great East Japan Earthquake,
and the two banks must strengthen and continue to assist
reconstruction of earthquake-hit areas, as such efforts were considered the responsibility of regional banks operating in the affected areas.

Objectives

Two banks will contribute to the economic activities of the
region that are expanding beyond the boundary of the
prefectures and improve customer services, through efficient management functions realized with economy of scale and
synergy of business networks and expertise of employees of
the two banks.

By working as a "bridge" between the two prefectures in
terms of human resources, information and industries, two
banks will contribute to reconstruction of areas and victims after the earthquake, speedily and broadly.

Backgrounds and Objectives of Business Integration
Jimoto Holdings
Form of Business Integration:

Business Integration by means of Establishment of Joint
Holding Company Kirayaka Bank and Sendai Bank are preserved
under the control of Joint Holding Company. Both company
name and brand are not changed. Present shareholders of two
banks become shareholders of Joint Holding Company in
October. Joint Holdings Company

Ley Holdings
Kirayaka Bank, Ltd.
The Sendai Bank, Ltd.
Jimoto Group
Roles of Joint Holding Company
- Decision making and Planning of Group Strategy and Policy
- Directions, Control, Evaluation for/of the Subsidiaries
Roles of Subsidiaries
- Banking Business Operation based on Joint Holding Company Policy

Schedule (Planned) Jimoto Holdings (Timetable) April 26,
2012 (today) Conclusion of "Agreement on Consolidation of
Management" and Preparation of "Share Transfer Plan"

June 26, 2012 (planned) Ordinary General Meeting of
Shareholders and Class Meeting for Approval of "Share
Transfer Plan"

September 26, 2012 (planned) Delisting from Tokyo Stock
Exchange (Kirayaka Bank) October 1, 2012 (planned)
Registration of Establishment of Joint Holding Company
(Effective Date) October 1, 2012 (planned) Listing of Joint
Holding Company

Information on Joint Holding Company
Jimoto Holdings
Company Name:  Jimoto Holdings, Inc.

Location of Head Office: 2-1-1, Ichibancho, Aoba-ku,
Sendai-shi, Miyagi Prefecture Representative Director:
Chairman and Representative Director Seiichi Mitsui (Current
President and Director of Sendai Bank) President and
Representative Director Manabu Awano (Current President and
Director of Kirayaka Bank) Capital Stock: 2,000 million yen
Date of Establishment: October 1, 2012 (planned) Listing:
Tokyo Stock Exchange (planned)

Organization

Jimoto Holdings

The holding company will have Corporate Planning Dept.,
Corporate Strategy Dept., Accounting Dept., Risk Management
Dept., General Affairs Dept., and Audit Dept. Corporate
Planning Dept., an umbrella organization of Corporate
Strategy Dept. and Middle Office Group, will hold
jurisdiction over revenue management and group strategy and
so on.
General Meeting of Shareholders
Board of Corporate Auditors
Board of Directors
Business Policy Committee
Corporate Planning Dept.
Compliance Committee
Risk Management Committee
Internal Audit Dept.
Corporate Strategy Dept.
Human Resources
Corporate Secretary
Business
Finance
Market
General Affairs Dept.
Risk Management Dept.
Accounting Dept
Middle Office Group
Management Agreement
Kirayaka Bank
Sendai Bank
Holding Company
Subsidiaries

Management Vision
Jimoto Holdings

"A local bank supported and trusted by local customers
through establishment of an innovative financial group that
continues to evolve and grow"

People
Kirayaka Bank, Ltd. 117 Offices
The Sendai Bank, Ltd. 72 Offices
Industries
Information
Ley Holdings

Business Strategies
Jimoto Holdings
(Regional economic environment in Miyagi and Yamagata)

Amid ongoing harsh business environment surrounding regional business operators after the Great East Japan Earthquake,
Miyagi and Yamagata Prefectures expect the revitalization of their regional economies driven by the demand for
restoration efforts which soon will be in full swing. While
economic activities are shrinking in many regional areas due to decrease of the number of business operators and
populations, Miyagi and Yamagata are in close relation in
terms of industrial and economic activities, daily life and
culture, traffic networks and crisis responses, and these
two prefectures are expected to develop as a leading single
economic zone in Tohoku region.

Four strategies to revive "Jimoto*"
(1) "Jimoto" restoration/reconstruction strategies
(2) "Jimoto" economic revitalization strategies
(3) Products and services improvement strategies
(4)  Management resources effective allocation strategies
* a Japanese term which translates into local communities in English

(1) "Jimoto" Restoration/Reconstruction Strategies
Jimoto Holdings

By combining the full force of the two banks, Jimoto
Holdings as a regionally-rooted financial group will devote
all its energy to provide support and assistance to help
reconstruct disaster-hit areas.

Organization of reconstruction support events
Introduce local specialties of Miyagi to Yamagata
Hold restoration support events in Yamagata
Strengthening of financing capabilities
Consider introduction of commitment lines for quake disaster reconstruction purposes
Provide large-scale financing jointly by the two banks

Strengthening of collaboration with other financial
institutions Work with the Miyagi Organization For Industry
Promotion and the Rehabilitation Support Organization for
Companies Damaged by the Great East Japan Earthquake

(issues and challenges in disaster-hit areas)
Double loans
Tremendous damage to local agricultural
and fisheries industries
Shortage of medical, nursing and welfare facilities
Decreasing number of tourists
Customers affected by disasters
Procurement difficulties of parts and materials
Strengthening of business reconstruction support

Provide support from Yamagata as a prefecture neighboring
Miyagi to help solve various issues in the disaster-hit
areas (resolution of manpower shortage, introduction of
customers and suppliers, etc.) Reinforce joint business
reconstruction support system by combining know-how and
resources of the two banks Strengthening of life
reconstruction support Offer housing loans to help support
life reconstruction of disaster victims

Propose consolidation of remaining loans
Reinforce consultation services by housing loan advisors

(2) "Jimoto" Economic Revitalization Strategies
Jimoto Holdings

By effectively exchanging information between the two banks,
Jimito Holdings will work to create cross-boundary flow of
business. At the same time, by combining and leveraging
know-how and expertise of the two banks, we are determined
to actively contribute to industrial revitalization and
activation.

Matching customers' needs
Customer
Sales Office
Kirayaka Bank
Sales Management Div.
Establishment of Jimoto sales channels

In the Headquarters of the Kirayaka Bank and Sendai Bank, we
will assign coordinators who are responsible for
consolidating information from sales branches. By actively
leveraging information exchanged between the two banks, we
aim to establish robust sales channels.

Provide business matching support
Provide customers with useful information
Customer
Sales Office
Sendai Bank
Local industry support Div.
Jimoto industrial revitalization and activation

By assigning personnel with professional expertise in the
Headquarters in Kirayaka Bank and Sendai Bank, we will
leverage combined know-how of the two banks

Promote the 6th industry of agricultural and fisheries
industries Introduce local products of Miyagi and Yamagata
throughout Japan Reinvigorate local tourism business Provide support for overseas business expansion
No. of licensed professionals (aggregate numbers of the two
banks - as of April 1, 2012)
Small and Medium Enterprise Mgmt. Consultant   27
Agriculture Management Adviser   15
1st grade Certified Skilled Worker of Financial Planning  44

(3) Products and Services Improvement Strategies
Jimoto Holdings

As a testament of our devotion to local communities, we will jointly work to develop innovative products and services
that meet customers' expectations.

Enhancement of product lines

As a Japan's first financial group that links the two
prefectures (one facing the Japan Sea and the other facing
the Pacific Ocean), we will jointly develop unique products
for deposit and loans services featuring such geographical
traits.

The Japan Sea
Non-face-to-face services
Provision of information
Strengthening of Internet service channels

By leveraging know-how and expertise of the two banks, we
will endeavor to further improve the functions of call
centers and non-over-the-counter and non-face-to-face
customers sales and support.

The Pacific Ocean
Non-face-to-face services
Provision of Information
Enhancement of events and seminars

We will jointly plan and hold various seminars and events
that meets customers needs and life stages.

Preferential treatment of bank charges

By providing preferential treatment in various bank charges
for transactions between the two banks, we will work to
further improve our services that are commonly available
between the two banks.

(4) Management Resources Effective Allocation Strategies
Jimoto Holdings

By consolidating the Headquarters' functions and
administrative functions, we will deploy full-scale efforts
to increase business efficiency to effectively allocate
management resources obtained therefrom, thereby
demonstrating our ability to revive local communities on a
continuous basis.

Jimoto Holdings
Group business management, group strategies
(business management functions, strategies planning functions)
Kirayaka Bank
Merge-Headquarter functions
Reallocate human resources
Administrative functions
Increase sales staff

Consolidation and unification of main systems and
administrative functions

Sendai Bank
Merge- Headquarter functions
Administrative functions
Reallocate human resources
Increase sales staff
Management resources
Realization of Group's strength to revive "Jimoto"
Post-quake reconstruction support
Assignment of human resources to areas with growth potential
Proactive investment in areas with growth potential
Strengthening of communication with customers

Business Objectives

JIMOTO HOLDINGS

To become the top financial group representing the Tohoku region, Jimoto Holding aims to achieve **a net business profit (excluding net gains/losses related to bonds) of 9 billion yen for its core businesses** by the fiscal year ending March 2015.

(Unit: million Yen)

	Fiscal 2010 (Actual)			Fiscal 2011 (Estimate)
	Kirayaka	Sendai	New Group	New Group
Deposit Outstanding	1,133,400	768,100	1,901,500 (7th/13 banks in Tohoku)	2,054,100 (6th/13)
Loans Outstanding	891,900	489,400	1,381,300 (7th/13)	1,443,400 (5th/13)
Net Business Profit excluding net gains/losses related to Bonds	4,500	1,670	6,180	—
Adjusted OHR	77.9%	86.3%	81.1%	—
Number of office (Including Subbranches)	117	71	188	189

Realization of Synergies

(Unit: million Yen)

	Fiscal 2014 (Target)
	New Group
Deposit Outstanding	2,200,000
Loans Outstanding	1,550,000
Net Business Profit excluding net gains/losses related to Bonds	9,000

※Rank among banks in Tohoku region: based in Fiscal 2010

※The actual number of office: 152 in Fiscal 2010 (Kirayaka 81, Sendai 71), 142 in Fiscal 2011 (Kirayaka 80, Sendai 62)

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